2375 Waterview Drive
Northbrook, IL 60062
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2025 Net Earnings of $312 Million, Adjusted EBITDA of $644 Million
Outstanding Operations, Positive Global Nitrogen Environment Drive Strong Q1 2025 Performance
Announced FID for Blue Point Joint Venture Low-Carbon Ammonia Production Facility
Board Authorizes Additional $2 Billion Share Repurchase Program Through 2029

NORTHBROOK, Ill.—May 7, 2025—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first quarter ended March 31, 2025.

Highlights
•First quarter 2025 net earnings(1) of $312 million, or $1.85 per diluted share, EBITDA(2) of $617 million, and adjusted EBITDA(2) of $644 million
•Trailing twelve months net cash from operating activities of $2.41 billion and free cash flow(3) of $1.57 billion
•Repurchased 5.4 million shares for $434 million during the first quarter of 2025; new $2 billion share repurchase program authorized through 2029
•Announced positive final investment decision (FID) on Blue Point Complex low-carbon ammonia plant, forming a joint venture with JERA Co., Inc. and Mitsui & Co., Ltd. for the construction, production and offtake of low-carbon ammonia

“The CF Industries team delivered strong results in the first quarter of 2025 as we operated safely and executed well across all aspects of our business,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We believe our operational performance and cost-advantaged network position the Company well to continue to create value for long-term shareholders through our commitment to both invest in attractive growth initiatives, such as the Blue Point joint venture, and to return substantial capital to shareholders.”

Joint Venture with JERA Co., Inc., and Mitsui & Co., Ltd., for Construction, Production and Offtake of Low-Carbon Ammonia

On April 8, 2025, CF Industries announced that it formed a joint venture (Blue Point joint venture) with JERA Co., Inc. (JERA) and Mitsui & Co., Ltd. (Mitsui) for the construction, production and offtake of low-carbon ammonia. Upon formation, CF Industries held 40% ownership, JERA held 35% ownership, and Mitsui held 25% ownership in the joint venture.(4)

The joint venture is expected to construct at CF Industries’ Blue Point Complex in Ascension Parish, Louisiana, an autothermal reforming (ATR) ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit to prepare captured CO2 for transportation and sequestration. The estimated cost for the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies is approximately $4 billion, which will be funded by each joint venture member according to their ownership percentage. The low-carbon ammonia production facility will have an annual nameplate capacity of approximately 1.4 million metric tons, which would be the largest ammonia production facility by nameplate capacity in the world. Production of low-carbon ammonia is expected to begin in 2029. CF Industries will be responsible for the operation and maintenance of the ammonia production facility.

CF Industries will build and operate scalable infrastructure at the Blue Point Complex to supply the ammonia production facility with services, including product storage and loading. CF Industries will invest approximately $550 million for these common facilities and receive ongoing compensation for their services from the joint venture ammonia production facility.

Product offtake will be handled independently by the three joint venture members according to their ownership percentage.

1PointFive, a carbon capture, utilization, and sequestration company and subsidiary of Occidental, will transport and sequester approximately 2.3 million metric tons of CO2 annually at 1PointFive’s Pelican Sequestration Hub in Louisiana. The ammonia production facility is expected to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a tax credit per metric ton of CO2 permanently sequestered.
Operations Overview
As of March 31, 2025, the Company’s 12-month rolling average recordable incident rate was 0.34 incidents per 200,000 work hours.

Gross ammonia production for the first quarter of 2025 was approximately 2.6 million tons compared to 2.1 million tons for the first quarter of 2024 as the Company experienced significantly fewer production outages compared to the prior year related to severe cold weather and other operational events. The Company expects gross ammonia production for the full year 2025 to be approximately 10 million tons.

Financial Results Overview

First Quarter 2025 Financial Results

For the first quarter of 2025, net earnings attributable to common stockholders were $312 million, or $1.85 per diluted share, EBITDA was $617 million, and adjusted EBITDA was $644 million. These results compare to first quarter of 2024 net earnings attributable to common stockholders of $194 million, or $1.03 per diluted share, EBITDA of $488 million, and adjusted EBITDA of $459 million.

Net sales in the first quarter of 2025 were $1.66 billion compared to $1.47 billion in the first quarter of 2024. Average selling prices for most of our major products were higher in the first quarter of 2025 compared to the first quarter of 2024 as higher global energy costs raised the global market clearing price required to meet global demand. Sales volumes for most of our major products were higher in the first quarter of 2025 compared to the first quarter of 2024 due to greater supply availability from higher production.

Cost of sales for the first quarter of 2025 was similar to the first quarter of 2024 as higher realized natural gas costs were offset by lower maintenance costs as the Company experienced fewer maintenance events compared to the prior year related to severe cold weather and other operational events.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.68 per MMBtu in the first quarter of 2025 compared to the average cost of natural gas in cost of sales of $3.19 per MMBtu in the first quarter of 2024.

Capital Management
CF Industries will consolidate the joint venture with JERA and Mitsui for the construction, production and offtake of low-carbon ammonia at CF Industries’ Blue Point Complex in its consolidated financial statements, with the combined 60% interest owned by JERA and Mitsui upon formation recorded as noncontrolling interest. Beginning in the second quarter of 2025, CF Industries’ consolidated balance sheet will include the cash held by the joint venture, including the capital contributions of the joint venture partners, and its statement of cash flows will include all of the capital expenditures of the joint venture, including the portion funded by the joint venture partners according to their ownership percentage.
Capital Expenditures

Capital expenditures in the first quarter of 2025 were $132 million.

Reflecting the consolidation of the Blue Point joint venture into CF Industries’ financial statements, management projects capital expenditures for full year 2025 will be approximately $800-$900 million, of which approximately $500 million is related to activities within the Company’s existing network and $300-$400 million is related to total estimated capital expenditures in 2025 for the Blue Point joint venture, which will be funded by each joint venture partner according to their ownership percentage. The Company expects to have approximately $25 million in capital expenditures in 2025 related to its wholly owned Blue Point common facilities. For the full year, management projects capital expenditures, excluding the portion of capital expenditures funded by the Blue Point joint venture partners, to be approximately $650 million.

Share Repurchase Programs

The Company repurchased 5.4 million shares for $434 million during the first quarter of 2025. Since CF Industries commenced its current $3 billion share repurchase program in the second quarter of 2023, the Company has repurchased 29.8 million shares for approximately $2.37 billion. As of March 31, 2025, approximately $630 million remains under the program, which expires in December 2025.

On May 6, 2025, the Board of Directors of CF Industries Holdings, Inc., authorized an additional $2 billion share repurchase program. The program will commence upon completion of the current share repurchase program, and is effective through December 2029.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2025 is approximately $71 million.

Nitrogen Market Outlook

Global nitrogen pricing was supported in the first quarter of 2025 by positive global demand, constrained supply availability due in part to natural gas shortages in Iran, and China’s continued restrictions on urea exports. In the near-term, management expects the global supply-demand balance to remain constructive due to expected strong demand from the global corn stocks-to-use ratio reaching its lowest level since 2013, below average global inventories, and challenging production economics in Europe.

•North America: Management expects strong nitrogen demand in North America during the spring application season due to favorable returns for corn compared to soybeans driving higher planted corn acres in 2025 compared to 2024. The U.S. Department of Agriculture reported in March that growers intend to plant 95.3 million acres of corn in the United States in 2025.

•Brazil: Brazil is expected to remain the largest urea import region, with urea imports projected to exceed 8 million metric tons, supported by strong planted corn acreage and continued nominal domestic nitrogen production.

•India: Lower-than-targeted domestic urea production and higher year-over-year urea sales lowered urea inventory by approximately 35% compared to March 2024. As a result, management expects higher urea import requirements for 2025 to meet grower demand and replenish urea stocks.

•Europe: Management believes that ammonia operating rates and overall domestic nitrogen product output in Europe will remain below historical averages over the long-term given the region’s status as the global marginal producer.

•China: Ongoing urea export controls by the Chinese government continue to limit urea export availability from the country with minimal exports in the first quarter of 2025. Urea exports are not expected to resume until the conclusion of China’s domestic spring application season at the earliest.

•Russia: Urea exports from Russia are expected to increase 3% in 2025 due to the start-up of new urea granulation capacity and the willingness of certain countries to purchase Russian fertilizer, including the United States and Brazil.

Over the medium-term, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost structure will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity growth over the next four years is not projected to keep pace with expected global nitrogen demand growth of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications. Global production is expected to remain constrained by poor margins for European ammonia producers and availability of natural gas in Egypt, Trinidad, and Iran.

Strategic Initiatives Update

Donaldsonville Complex Carbon Capture and Sequestration Project

Construction of a dehydration and compression unit at CF Industries’ Donaldsonville Complex is in advanced stages: installation of the compressors, dehydration equipment, and ancillary equipment is complete, and commissioning activities are in progress. Once in service, the dehydration and compression unit will enable up to 2 million metric tons annually of captured process CO2 to be transported and permanently stored by ExxonMobil. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of CO2 sequestered. Start-up of the project is expected in 2025.

Yazoo City Complex Carbon Capture and Sequestration Project

CF Industries signed a definitive commercial agreement in July 2024 with ExxonMobil for the transport and sequestration in permanent geologic storage of up to 500,000 metric tons of CO2 annually from the Company’s Yazoo City, Mississippi, Complex. CF Industries will invest approximately $100 million into its Yazoo City Complex to build a CO2 dehydration and compression unit to enable up to 500,000 metric tons of CO2 captured from the ammonia production process per year to be transported and stored. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of CO2 sequestered. Start-up of the project is expected in 2028.

Verdigris Complex N2O Abatement Project

CF Industries is the founding manufacturing member of the Low Carbon Fertilizer Alliance (Alliance), which is a collaborative initiative designed to help reduce emissions in agricultural supply chains. Managed by 3Degrees, the Alliance leverages decades of expertise in greenhouse gas strategy and agricultural emissions reductions by bringing together organizations in the food, beverage, and apparel industries. In addition to CF Industries, the Alliance is supported by founding member Mars, Inc., alongside three additional Fortune 200 food companies.

The Alliance provides a scalable approach to decarbonizing fertilizer manufacturing by funding emissions reduction initiatives within the agriculture value chain. With funding to be secured through the Alliance, CF Industries has committed to complete a new nitric acid plant emissions abatement project at its Verdigris, Oklahoma, manufacturing facility, which is expected to reduce CO₂-equivalent emissions from the facility by approximately 600,000 metric tons on an annual basis beginning in 2025.

___________________________________________________
(1)Certain items recognized during the first quarter of 2025 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)JERA has a conditional option to reduce its ownership percentage that expires on December 31, 2025. If the specified condition is met, JERA can reduce its ownership below 35% but not lower than 20%. CF Industries would have the right and obligation to increase its ownership by the same amount that JERA reduces.

Consolidated Results

	Three months ended March 31,
	2025	2024
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,663	$1,470
Cost of sales	1,091	1,061
Gross margin	$572	$409
Gross margin percentage	34.4%	27.8%

Net earnings attributable to common stockholders	$312	$194
Net earnings per diluted share	$1.85	$1.03

EBITDA(1)	$617	$488
Adjusted EBITDA(1)	$644	$459

Sales volume by product tons (000s)	5,004	4,524

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.69	$2.73
Realized derivatives (gain) loss in cost of sales(3)	(0.01)	0.46
Cost of natural gas used for production in cost of sales	$3.68	$3.19
Average daily market price of natural gas at the Henry Hub	$4.28	$2.43

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$2	$(33)
Depreciation and amortization	$221	$253
Capital expenditures	$132	$98

Production volume by product tons (000s):
Ammonia(4)	2,617	2,148
Granular urea	1,110	959
Urea ammonium nitrate solution (UAN) (32%)(5)	1,856	1,631
Ammonium nitrate (AN)	322	341
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(5)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended March 31,
	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$520	$402
Cost of sales	334	337
Gross margin	$186	$65
Gross margin percentage	35.8%	16.2%

Sales volume by product tons (000s)	1,146	918
Sales volume by nutrient tons (000s)(1)	940	753

Average selling price per product ton	$454	$438
Average selling price per nutrient ton(1)	553	534

Adjusted gross margin(2):
Gross margin	$186	$65
Depreciation and amortization	48	72
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(12)
Adjusted gross margin	$235	$125
Adjusted gross margin as a percent of net sales	45.2%	31.1%

Gross margin per product ton	$162	$71
Gross margin per nutrient ton(1)	198	86
Adjusted gross margin per product ton	205	136
Adjusted gross margin per nutrient ton(1)	250	166
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2025 to first quarter 2024:

•Ammonia sales volume for 2025 increased compared to 2024 due primarily to greater supply availability from higher gross ammonia production.
•Ammonia average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•Ammonia adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to lower maintenance costs and higher average selling prices partially offset by higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended March 31,
	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$439	$407
Cost of sales	266	253
Gross margin	$173	$154
Gross margin percentage	39.4%	37.8%

Sales volume by product tons (000s)	1,125	1,092
Sales volume by nutrient tons (000s)(1)	517	502

Average selling price per product ton	$390	$373
Average selling price per nutrient ton(1)	849	811

Adjusted gross margin(2):
Gross margin	$173	$154
Depreciation and amortization	71	69
Unrealized net mark-to-market gain on natural gas derivatives	—	(9)
Adjusted gross margin	$244	$214
Adjusted gross margin as a percent of net sales	55.6%	52.6%

Gross margin per product ton	$154	$141
Gross margin per nutrient ton(1)	335	307
Adjusted gross margin per product ton	217	196
Adjusted gross margin per nutrient ton(1)	472	426
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2025 to first quarter 2024:

•Granular urea sales volumes for 2025 were similar to 2024.
•Granular urea average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$470	$425
Cost of sales	328	282
Gross margin	$142	$143
Gross margin percentage	30.2%	33.6%

Sales volume by product tons (000s)	1,875	1,611
Sales volume by nutrient tons (000s)(1)	593	509

Average selling price per product ton	$251	$264
Average selling price per nutrient ton(1)	793	835

Adjusted gross margin(2):
Gross margin	$142	$143
Depreciation and amortization	73	69
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(10)
Adjusted gross margin	$216	$202
Adjusted gross margin as a percent of net sales	46.0%	47.5%

Gross margin per product ton	$76	$89
Gross margin per nutrient ton(1)	239	281
Adjusted gross margin per product ton	115	125
Adjusted gross margin per nutrient ton(1)	364	397
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2025 to first quarter 2024:

•UAN sales volumes for 2025 were higher than 2024 sales volumes due to greater supply availability from higher UAN production.
•UAN average selling prices decreased for 2025 compared to 2024 due to the timing of sales for the first quarter of 2025, which were primarily concluded in a lower-priced environment in the fourth quarter of 2024.
•UAN adjusted gross margin per ton decreased for 2025 compared to 2024 due primarily to lower average selling prices and higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended March 31,
	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$101	$114
Cost of sales	85	105
Gross margin	$16	$9
Gross margin percentage	15.8%	7.9%

Sales volume by product tons (000s)	328	390
Sales volume by nutrient tons (000s)(1)	113	134

Average selling price per product ton	$308	$292
Average selling price per nutrient ton(1)	894	851

Adjusted gross margin(2):
Gross margin	$16	$9
Depreciation and amortization	8	13
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)
Adjusted gross margin	$24	$21
Adjusted gross margin as a percent of net sales	23.8%	18.4%

Gross margin per product ton	$49	$23
Gross margin per nutrient ton(1)	142	67
Adjusted gross margin per product ton	73	54
Adjusted gross margin per nutrient ton(1)	212	157
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2025 to first quarter 2024:

•AN sales volumes for 2025 were lower than 2024 sales volumes primarily due to lower supply availability from lower production and lower starting inventory in 2025 compared to 2024.
•AN average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended March 31,
	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$133	$122
Cost of sales	78	84
Gross margin	$55	$38
Gross margin percentage	41.4%	31.1%

Sales volume by product tons (000s)	530	513
Sales volume by nutrient tons (000s)(1)	106	99

Average selling price per product ton	$251	$238
Average selling price per nutrient ton(1)	1,255	1,232

Adjusted gross margin(2):
Gross margin	$55	$38
Depreciation and amortization	13	20
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)
Adjusted gross margin	$68	$57
Adjusted gross margin as a percent of net sales	51.1%	46.7%

Gross margin per product ton	$104	$74
Gross margin per nutrient ton(1)	519	384
Adjusted gross margin per product ton	128	111
Adjusted gross margin per nutrient ton(1)	642	576
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2025 to first quarter 2024:

•Other sales volumes for 2025 were similar to 2024.
•Other average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

Dividend Payment

On April 29, 2025, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on May 30, 2025 to stockholders of record as of May 15, 2025.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2025 results at 11:00 a.m. ET on Thursday, May 8, 2025. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the Company’s ability to complete the projects at its Blue Point Complex, including the construction of a low-carbon ammonia production facility with its joint venture partners and scalable infrastructure on schedule and on budget or at all; the Company’s ability to fund the capital expenditure needs related to the joint venture at its Blue Point Complex, which may exceed its current estimates; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices and operating results; the global commodity nature of the Company’s nitrogen products, the conditions in the global market for nitrogen products, and the intense global competition from other producers; announced or future tariffs, retaliatory measures, and global trade relations, including the potential impact of tariffs and retaliatory measures on the price and availability of materials for its capital projects and maintenance; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for its fertilizer products; the volatility of natural gas prices in North America and globally; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with international operations; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; risks associated with changes in tax laws and adverse determinations by taxing authorities, including any potential changes in tax regulations and its qualification for tax credits; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions, including announced or future changes in environmental or climate change laws; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; risks associated with investments in and expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and failure of technologies to perform, develop or be available as expected, including the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies being constructed at its Blue Point Complex.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2025	2024
	(in millions, except per share amounts)
Net sales	$1,663	$1,470
Cost of sales	1,091	1,061
Gross margin	572	409
Selling, general and administrative expenses	84	88
U.K. operations restructuring	23	—
Integration costs	—	3
Other operating—net	14	17
Total other operating costs and expenses	121	108
Equity in earnings of operating affiliate	4	2
Operating earnings	455	303
Interest expense	37	37
Interest income	(17)	(30)
Other non-operating—net	(2)	(4)
Earnings before income taxes	437	300
Income tax provision	86	62
Net earnings	351	238
Less: Net earnings attributable to noncontrolling interest	39	44
Net earnings attributable to common stockholders	$312	$194

Net earnings per share attributable to common stockholders:
Basic	$1.85	$1.03
Diluted	$1.85	$1.03
Weighted-average common shares outstanding:
Basic	168.6	187.6
Diluted	168.8	188.1

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2025	December 31, 2024
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,406	$1,614
Accounts receivable—net	582	404
Inventories	351	314
Prepaid income taxes	54	145
Other current assets	40	43
Total current assets	2,433	2,520
Property, plant and equipment—net	6,603	6,735
Investment in affiliate	33	29
Goodwill	2,492	2,492
Intangible assets—net	499	507
Operating lease right-of-use assets	315	266
Other assets	933	917
Total assets	$13,308	$13,466

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$597	$603
Income taxes payable	2	2
Customer advances	241	118
Current operating lease liabilities	92	86
Other current liabilities	7	9
Total current liabilities	939	818
Long-term debt	2,972	2,971
Deferred income taxes	845	871
Operating lease liabilities	232	189
Supply contract liability	717	724
Other liabilities	306	301
Equity:
Stockholders’ equity	4,780	4,985
Noncontrolling interest	2,517	2,607
Total equity	7,297	7,592
Total liabilities and equity	$13,308	$13,466

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2025	2024
	(in millions)
Operating Activities:
Net earnings	$351	$238
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	221	253
Deferred income taxes	(26)	(11)
Stock-based compensation expense	10	13
Unrealized net loss (gain) on natural gas derivatives	2	(33)
Loss on disposal of property, plant and equipment	1	5
Loss on sale of Ince facility	23	—
Undistributed earnings of affiliate—net of taxes	(4)	(2)
Changes in assets and liabilities:
Accounts receivable—net	(177)	(50)
Inventories	(43)	20
Accrued and prepaid income taxes	89	61
Accounts payable and accrued expenses	16	(23)
Customer advances	123	(25)
Other—net	—	(1)
Net cash provided by operating activities	586	445
Investing Activities:
Additions to property, plant and equipment	(132)	(98)
Proceeds from sale of property, plant and equipment	2	—
Proceeds from sale of Ince facility	4	—
Purchase of emission credits	—	(2)
Net cash used in investing activities	(126)	(100)
Financing Activities:
Dividends paid on common stock	(86)	(97)
Distributions to noncontrolling interest	(129)	(144)
Purchases of treasury stock	(444)	(339)
Proceeds from issuances of common stock under employee stock plans	1	1
Cash paid for shares withheld for taxes	(13)	(23)
Net cash used in financing activities	(671)	(602)
Effect of exchange rate changes on cash and cash equivalents	3	(2)
Decrease in cash and cash equivalents	(208)	(259)
Cash and cash equivalents at beginning of period	1,614	2,032
Cash and cash equivalents at end of period	$1,406	$1,773

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended March 31,
	2025	2024
	(in millions)
Net cash provided by operating activities	$2,412	$2,255
Capital expenditures	(552)	(528)
Distributions to noncontrolling interest	(293)	(348)
Free cash flow	$1,567	$1,379

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2025	2024
	(in millions)
Net earnings	$351	$238
Less: Net earnings attributable to noncontrolling interest	(39)	(44)
Net earnings attributable to common stockholders	312	194
Interest expense—net	20	7
Income tax provision	86	62
Depreciation and amortization	221	253
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(27)
Loan fee amortization(1)	(1)	(1)
EBITDA	617	488
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	(33)
Loss on foreign currency transactions	2	1
Loss on sale of Ince facility	23	—
Integration costs	—	3
Total adjustments	27	(29)
Adjusted EBITDA	$644	$459

Net sales	$1,663	$1,470
Sales volume by product tons (000s)	5,004	4,524

Net earnings attributable to common stockholders per ton	$62.35	$42.88
EBITDA per ton	$123.30	$107.87
Adjusted EBITDA per ton	$128.70	$101.46
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended March 31, 2025 and 2024, we reported net earnings attributable to common stockholders of $312 million and $194 million, respectively. Certain items affected the comparability of our financial results for the three months ended March 31, 2025 and 2024. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended March 31,
	2025		2024
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$2	$1	$(33)	$(26)
Loss on foreign currency transactions(2)	2	1	1	1
Loss on sale of Ince facility(3)	23	21	—	—
Integration costs	—	—	3	2
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Included in U.K. operations restructuring in our consolidated statement of operations.